Exhibit 99.1

VBI Vaccines Announces Initiation of Phase 1 Study of Multivalent Coronavirus Vaccine Candidate, VBI-2901

●	Initiation of first clinical study of multivalent VBI-2901, designed to increase breadth of protection against COVID-19 and related coronaviruses
●	Preclinical data support broadly reactive immunity of VBI-2901 against a panel of coronavirus variants in mice, which now also includes circulating BA.4 and BA.5
●	The study is expected to enroll approximately 100 adults in Canada and is supported by the Government of Canada
●	Interim data expected mid-year 2023, subject to speed of enrollment

CAMBRIDGE, MA – September 29, 2022 – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced the initiation of enrollment in the Phase 1 clinical study of VBI-2901, a multivalent enveloped virus-like particle (eVLP) coronavirus vaccine candidate expressing the full-length spike proteins from the SARS-CoV-1 (SARS), SARS-CoV-2 (COVID-19), and MERS-CoV (MERS) viruses.

Jeff Baxter, VBI’s President and CEO commented, “We strive to contribute to the long-term solution in the fight against coronaviruses and remain committed to supporting our public health partners. As we work to develop a vaccine capable of providing broad protection against known, emerging, and as-yet-unknown COVID-19 and coronavirus strains, we believe this study initiation is a meaningful step toward that goal.”

Coronaviruses are enveloped viruses by nature, making them prime targets for VBI’s flexible eVLP technology, which in a Phase 1a/1b study of two monovalent, variant-specific vaccine candidates generated human proof-of-concept data demonstrating the safety, tolerability, and immunogenicity of the eVLP platform against coronaviruses.

David Anderson, Ph.D., VBI’s Chief Scientific Officer added, “We are excited to kick-off the first human study of VBI-2901, a candidate that has consistently elicited a stronger response than our variant-specific candidates against a broad panel of coronavirus variants in mice. Our preclinical panels now include BA.4 and BA.5 as well as the ancestral strain, Delta, Beta, Lambda, Omicron, and pangolin and bat coronaviruses distantly related to circulating human strains. These data seen to date demonstrated that, generally, as the strains became more divergent from the ancestral strain, VBI-2901 elicited a greater increase in antibody responses compared to our other variant-specific COVID-19 vaccine candidates.”

The Phase 1 randomized, open-label study will enroll three cohorts of subjects, randomized 1:1:1, to compare either two intramuscular doses of VBI-2901 at a low- (5µg) or high- (10µg) dose level, or one dose of VBI-2901 at the high-dose level (10µg) in approximately 100 healthy adults age 18-64 who have previously received two or more immunizations with COVID-19 vaccines licensed by Health Canada. Each participant must have received their previous dose of a licensed COVID-19 vaccine at least six months prior to study enrollment.

This study is supported by funding from the Government of Canada’s Innovation, Science and Economic Development (ISED) through the Strategic Innovation Fund.

About VBI’s Coronavirus Vaccine Program: VBI-2900

VBI-2900 consists of three enveloped virus-like particle (eVLP) vaccine candidates: (1) VBI-2901, a multivalent coronavirus vaccine expressing the SARS-CoV-2, SARS-CoV, and MERS-CoV spike proteins, (2) VBI-2902, a monovalent COVID-19 vaccine expressing a modified prefusion form of the SARS-CoV-2 ancestral spike protein, and (3) VBI-2905, a monovalent COVID-19 vaccine expressing a modified prefusion form of the spike protein from the Beta variant (also known as B.1.351).

The vaccine program has been developed through collaborations with the National Research Council of Canada (NRC), the Coalition for Epidemic Preparedness Innovations (CEPI), and the Government of Canada, through their Strategic Innovation Fund.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

For more information, visit www.vbivaccines.com.

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com